Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

September 27, 2022

To the Managing Member of Investables Projects LLC,

We hereby consent to the inclusion of our Auditors’ Report, dated September 26, 2022, on the financial statements of Investables Projects LLC – which comprise the balance sheet as of August 4, 2022 (inception), and the related statements of income, changes in members’ equity, and cash flows for the date then ended, and the related notes to the financial statements— in the Company’s Form 1-A. We also consent to application of such report to the financial information in the Report on Form 1-A, when such financial information is read in conjunction with the financial statements referred to in our report.

Best,

/s/ TaxDrop LLC

TaxDrop LLC

Robbinsville, New Jersey

September 27, 2022